PLAN OF MERGER CONVERSION
                                       OF
                     FIRST PENNSYLVANIA SAVINGS ASSOCIATION
                                      WITH
                              FIDELITY SAVINGS BANK

I.       GENERAL

         On September 17 and 24, 2002, respectively, the Boards of Directors of First Pennsylvania Savings Association ("First Pennsylvania") and Fidelity Savings Bank ("Fidelity Bank"), respectively, adopted and approved a Plan of Merger Conversion (the "Plan"), subject to regulatory approval, whereby First Pennsylvania would convert from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered permanent reserve fund stock savings association pursuant to the Rules and Regulations of the OTS and the provisions of the Pennsylvania Savings Associations Code of 1967. The Plan includes, concurrently with the conversion, the merger of First Pennsylvania with and into Fidelity Bank. The Board of Directors of First Pennsylvania has concluded, in consultation with its advisors, that the Merger Conversion is in the best interests of First Pennsylvania, the depositors and borrowers of First Pennsylvania, and the communities served by First Pennsylvania. The Merger Conversion will further the interests of the depositors and borrowers of First Pennsylvania and the community served by First Pennsylvania by promoting a program of sound growth, increasing funds and capital available for lending, and providing additional resources for expansion of services, as well as by providing an enhanced opportunity for attracting and retaining qualified personnel.

         This Plan is subject to the approval of the OTS, the Department and the Members of First Pennsylvania.

II.      DEFINITIONS

         Acting in Concert - The term "acting in concert" shall have the same meaning given it in ss.574.2(c) of the Rules and Regulations of the OTS.

         Aggregate Subscription Amount - As to each subscriber in the Subscription Offering and each purchaser in the Community Offering, the total dollar amount submitted (or subject to a valid withdrawal authorization submitted as provided in Section V.G. of the Plan) by such subscriber or purchaser in payment for the total number of shares of Fidelity Bancorp Conversion Stock covered by the subscription or purchase order submitted by such subscriber or purchaser.

         Agreement - The Amended and Restated Agreement and Plan of Merger Conversion by and among First Pennsylvania, Fidelity Bank and Fidelity Bancorp to which this Plan is an exhibit.

         Associate - The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than First Pennsylvania, Fidelity Bank, Fidelity Bancorp or majority-owned subsidiary of Fidelity Bancorp) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of


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equity  securities,  (ii) any trust or other  estate in which such  Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of First Pennsylvania, Fidelity Bank, Fidelity Bancorp or any subsidiary of Fidelity Bancorp; provided, however, that to the extent provided in Section V hereof, any Employee Plan of First Pennsylvania, Fidelity Bank or Fidelity Bancorp shall not be deemed to be an Associate of any Director or Officer of First Pennsylvania, Fidelity Bank or Fidelity Bancorp.

         Community Offering - The offering to the general public of any shares unsubscribed in the Subscription Offering, which may be effected as provided in
Section V.1.2 hereof.

         Department - The Pennsylvania Department of Banking.

         Deposit Account - Any withdrawable or repurchasable account or deposit in First Pennsylvania, including Savings Accounts and demand deposits.

         Director - A director of First Pennsylvania.

         Eligibility Record Date - The close of business on June 30, 2001.

         Eligible Account Holder - Any Person holding a Qualifying Deposit in First Pennsylvania on the Eligibility Record Date.

         Employee Plans - The term Employee Plans means the Tax-Qualified Employee Stock Benefit Plans, such as an employee stock ownership plan, of First Pennsylvania, Fidelity or Fidelity Bancorp.

         Estimated Valuation Range - The range of the estimated pro forma market value of the Fidelity Bancorp Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

         FDIC - The Federal Deposit Insurance Corporation.

         Fidelity Bank - Fidelity Savings Bank, a Pennsylvania-chartered capital stock savings bank headquartered in Pittsburgh, Pennsylvania.

         Fidelity Bancorp - Fidelity Bancorp, Inc., a Pennsylvania corporation that is the sole stockholder of Fidelity Bank and that, upon completion of the Merger Conversion, shall own all of the outstanding common stock of the Resulting Institution.

         Fidelity Bancorp Conversion Stock - Shares of common stock, par value $.01 per share, to be issued and sold by Fidelity Bancorp as a part of the Merger Conversion.

         Fidelity Bancorp Stock Offering - The offering of stock to certain stockholders of Fidelity Bancorp of any shares not subscribed for in the Subscription Offering, which may be effected as provided in Section V.C hereof.

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         First  Pennsylvania  -  First  Pennsylvania  Savings   Association,   a
Pennsylvania-chartered mutual savings association headquartered in Pittsburgh, Pennsylvania.

         Independent Appraiser - An independent investment banking or financial consulting firm that is experienced and expert in the area of thrift institution appraisals and that is retained by First Pennsylvania and Fidelity Bancorp to prepare an appraisal of the pro forma market value of the Fidelity Bancorp Conversion Stock.

         Market Maker - A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

         Member - Any Person or entity that qualifies as a member of First Pennsylvania pursuant to its Articles of Incorporation and Bylaws.

         Merger Conversion - The change of First Pennsylvania's Articles of Incorporation and Bylaws to Pennsylvania permanent reserve fund stock savings association Articles of Incorporation and Bylaws, the merger of First Pennsylvania with and into Fidelity Bank, and the sale by Fidelity Bancorp of Fidelity Bancorp Conversion Stock, all as provided for in this Plan and in the Agreement.

         OTS - The Office of Thrift Supervision of the Department of Treasury.

         Officer - An executive officer of First Pennsylvania, including the Chairman of the Board, President, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

         Order Forms - Forms to be used to exercise Subscription Rights in the Subscription Offering and to submit purchase orders in the Community Offering.

         Other Member - Any person who is a Member of First Pennsylvania (other than Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders) as of the Voting Record Date.

         Person - An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, or a government or political subdivision thereof.

         Plan - This Plan of Merger Conversion of First Pennsylvania, including any amendment approved as provided in this Plan.

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         Public  Offering  -  If  applicable,  the  offering  for  sale  by  the
Underwriter to the general public of any shares of Fidelity Bancorp Conversion Stock not subscribed for in the Subscription Offering or the Community Offering.

         Public Offering Price - The price per share at which any unsubscribed shares of Fidelity Bancorp Conversion Stock are initially offered for sale in the Public Offering.

         Purchase Price - The price per share, determined as provided in Section V of the Plan, at which Fidelity Bancorp Conversion Stock will be sold in the Merger Conversion.

         Qualifying Deposit - The aggregate balance of all Deposit Accounts of an Eligible Account Holder of $50 or more in First Pennsylvania at the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date.

         Resulting Institution - Fidelity Bank, which shall be the Resulting Institution in the Merger Conversion.

         Savings Account - The term Savings Account includes savings accounts, as defined in 12 C.F.R. ss. 561.42, in First Pennsylvania, and includes certificates of deposit.

         Savings Association Code - The Pennsylvania Savings Associations Code of 1967.

         SEC - The Securities and Exchange Commission.

         Special Meeting - The Special Meeting of Members of First Pennsylvania, including any adjournments thereof, to be called for the purpose of considering and voting upon the Plan.

         Subscription Offering - The offering of shares of Fidelity Bancorp Conversion Stock for subscription and purchase pursuant to Section V.B. of the Plan.

         Subscription Rights - Non-transferable, non-negotiable, personal rights of Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and of First Pennsylvania's Directors, Officers and employees, to subscribe for shares of Fidelity Bancorp Conversion Stock in the Subscription Offering.

         Supplemental Eligibility Record Date - The last day of the calendar quarter preceding approval of the Plan by the OTS.

         Supplemental Eligible Account Holder - Any person holding a Qualifying Deposit in First Pennsylvania (other than an Officer or Director and their associates) on the Supplemental Eligibility Record Date.

         Tax-Qualified Employee Plan - Any defined benefit plan or defined contribution plan of First Pennsylvania, Fidelity Bank or Fidelity Bancorp, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

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         Underwriter  - If  applicable,,  the  investment  banking firm or firms through which the Fidelity Bancorp Conversion Stock will be offered and sold in the Public Offering.

         Voting Record Date - The date fixed by the Board of Directors of First Pennsylvania in accordance with applicable Pennsylvania law and OTS regulations for determining the Members eligible to vote at the Special Meeting.

III. STEPS PRIOR TO SUBMISSION OF PLAN OF MERGER CONVERSION TO THE MEMBERS FOR APPROVAL

         Prior to submission of the Plan of Merger Conversion to its Members for approval, First Pennsylvania must under current law receive approval from the OTS and the Department of applications to convert to the stock form of organization by merger with Fidelity Bank. The following steps must be taken prior to such regulatory approval:

         A. The Board of Directors of First Pennsylvania shall adopt the Plan by not less than a two-thirds vote.

         B. First Pennsylvania shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which First Pennsylvania maintains an office.

         C. Copies of the Plan adopted by the Board of Directors shall be made available for inspection at the office of First Pennsylvania.

         D. First Pennsylvania and Fidelity Bank will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OTS and an Interagency Bank Merger Application to be prepared and filed with the FDIC.

         E. First Pennsylvania and Fidelity Bank will promptly file the Plan, the related Articles of Conversion, and the Amended and Restated Articles of Incorporation of First Pennsylvania with the Department for its approval pursuant to Section 6020-185 of the Savings Association Code.

         F. Fidelity Bancorp will promptly cause a Registration Statement pursuant to the Securities Act of 1933 to be prepared and filed with the SEC.

         G. At the time and in the manner prescribed by regulations of the OTS and the Department, First Pennsylvania, Fidelity Bank and Fidelity Bancorp, as applicable, shall post in their offices and publish in newspapers of general circulation notices of the filing of the applications made by them.

IV.      MERGER CONVERSION PROCEDURE

         A. Following approval of applications for approval of the Merger Conversion by the OTS and the Department, the Agreement and the Plan will be submitted by First Pennsylvania to

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a vote of its Members at the Special Meeting.  The Members must approve the Plan by a majority of the total outstanding votes.

         B. The Fidelity Bancorp Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Section V.B of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting.

         Any shares of Fidelity Bancorp Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in the Fidelity Bancorp Stock Offering, Community Offering or a Public Offering, as provided in Sections V.C and V.D of this Plan, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting and, in that event, the Fidelity Bancorp Offering, Community Offering or Public Offering may also be commenced prior to the Special Meeting. The offer and sale of Fidelity Bancorp Conversion Stock prior to the Special Meeting shall, however, be conditioned upon approval of the Plan by the Members.

         The period for the Subscription Offering, the Fidelity Bancorp Stock Offering, and the Direct Community Offering will be not less than 20 days nor more than 45 days, unless extended by Fidelity Bancorp and First Pennsylvania. Upon completion of the Subscription Offering, the Fidelity Bancorp Stock Offering and the Direct Community Offering, if any, any unsubscribed shares of Fidelity Bancorp Conversion Stock may, if feasible, be sold to the Underwriters for resale to the general public in the Public Offering. If for any reason the Public Offering of all shares not sold in the Subscription Offering, the Fidelity Bancorp Stock Offering and the Direct Community Offering cannot be effected, Fidelity Bancorp and First Pennsylvania will use their best efforts to obtain other purchasers, subject to approval by the OTS and the Department. Completion of the sale of all shares of Fidelity Bancorp Conversion Stock not sold in the Subscription Offering, the Fidelity Bancorp Stock Offering, and the Direct Community Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by Fidelity Bancorp and First Pennsylvania with the approval of the OTS. Fidelity Bancorp and First Pennsylvania may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Fidelity Bancorp Conversion Stock. In connection with any such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Fidelity Bancorp Conversion Stock is required within 24 months after the date of the Special Meeting, unless a longer period is permitted by governing laws and regulations.

         C. Upon consummation of the sale of all of the Fidelity Bancorp Conversion Stock, Fidelity Bancorp will purchase from First Pennsylvania all of the capital stock to be issued by First Pennsylvania in its conversion in exchange for the consideration set forth in the Agreement.

         D. After all of the foregoing actions, events and determinations have taken place, the Merger Conversion shall be effected by the filing of the Articles of Conversion, the Amended and Restated Articles of Incorporation of First Pennsylvania and Articles of Merger with respect to the merger of First Pennsylvania with Fidelity Bank with the Department of State of the Commonwealth of Pennsylvania.

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V.   STOCK OFFERING

         A. Total Dollar Amount of Shares and Purchase Price of Fidelity Bancorp Conversion Stock

         All shares of Fidelity Bancorp Conversion Stock sold in the Merger Conversion shall be sold at the same price per share. The total dollar amount for which all shares will be sold in the Merger Conversion shall be within the Estimated Valuation Range, established by an independent appraisal of the estimated total pro forma market value of First Pennsylvania, stated in the approval or amended approval of the Plan by the OTS. The Estimated Valuation Range will vary within 15% above and 15% below the midpoint of such range. The number of shares of Fidelity Bancorp Conversion Stock to be issued and/or the Purchase Price may be increased or decreased by Fidelity Bancorp. In the event that the aggregate Purchase Price of the Fidelity Bancorp Conversion Stock is below the minimum of the Estimated Valuation Range, or materially above the maximum of the Estimated Valuation Range, a resolicitation only of persons who submitted a purchase order may be required, provided that up to a 15% increase above the maximum of the Estimated Valuation Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as Fidelity Bancorp and First Pennsylvania shall establish, with the approval of the OTS, if required. Up to a 15% increase in the number of shares to be issued that is supported by an appropriate change in the estimated pro forma market value of First Pennsylvania or that is necessary to fill an order by the Employee Plans will not be deemed to be material so as to require a resolicitation of subscriptions.

         The Purchase Price per share of the Fidelity Bancorp Conversion Stock will be determined at the time of the final pricing, which will be after completion of the Subscription Offering or, if later, of the Fidelity Bancorp Stock Offering or Community Offering. The Purchase Price will be a price equal to 95% of the average of the last sale price (or average of the closing bid and closed asked quotations if there is no last sale price) on the Nasdaq National Market System of a share of common stock of Fidelity Bancorp for the ten trading days ending on the date of expiration of the Subscription Offering or, Fidelity Bancorp Stock Offering, or the Community Offering, whichever is later, rounded to the nearest cent (with any amount equal to $.005 rounded to the next higher $.01). If all of the Fidelity Bancorp Conversion Stock is not subscribed for in the Subscription Offering, Fidelity Bancorp Stock Offering, and the Community Offering, a Public Offering may be effected. The Public Offering Price will be a price negotiated among First Pennsylvania, Fidelity Bancorp and the Underwriter. The price paid to Fidelity Bancorp by the Underwriter for each unsubscribed share will be the Public Offering Price less a negotiated underwriting discount. In such event, the Purchase Price per share for each share of Fidelity Bancorp Conversion Stock will be the Public Offering Price.

         The number of shares to be sold to each subscriber in the Subscription Offering, and to each purchaser in the Fidelity Bancorp Stock Offering or Community Offering, shall be determined by dividing the Aggregate Subscription Amount submitted by each subscriber or purchaser by the Purchase Price, with a refund in the amount of any fractional remainder.

         Notwithstanding the foregoing, no sale of Fidelity Bancorp Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to

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Fidelity  Bancorp  and  First  Pennsylvania  and to the OTS  that,  to the  best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Fidelity
Bancorp Conversion Stock sold at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of First Pennsylvania. If such confirmation is not received, Fidelity Bancorp and First Pennsylvania may cancel the Subscription Offering, Fidelity Bancorp Offering, Community Offering and/or the Public Offering, reopen or hold new Offerings to take such other action as the OTS may permit.

         B.       Subscription Rights

         Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Other Members of First Pennsylvania as set forth below.

         1.       Preference Category No. 1: Eligible Account Holders

         Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Fidelity Bancorp Conversion Stock in an amount equal to the greater of $75,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Fidelity Bancorp Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in First Pennsylvania in each case on the Eligibility Record Date. If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Non-transferable Subscription Rights to purchase Fidelity Bancorp Conversion Stock received by Directors and Officers of First Pennsylvania and their Associates, based on their increased deposits in First Pennsylvania in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

         2.       Preference Category No. 2: Employee Plans

         Each Employee Plan shall be entitled to receive non-transferable Subscription Rights to purchase up to 10% of the shares of Fidelity Bancorp Conversion Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Fidelity Bancorp Conversion Stock. Subscription Rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision of this Plan to the contrary, the Employee Plans shall have a first priority Subscription Right to the extent that the total number of shares of Fidelity Bancorp

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Conversion  Stock  sold in the  Merger  Conversion  exceeds  the  maximum of the appraisal range as set forth in the subscription prospectus.

         3. Preference Category No. 3: Supplemental Eligible Account Holders

         In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Fidelity Bancorp Conversion Stock in an amount equal to the greater of $75,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Fidelity Bancorp Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in First Pennsylvania in each case on the Supplemental Eligibility Record Date.

         Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Employee Plans pursuant to Category Nos. 1 and 2 above.

         Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

         In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         4. Preference Category No. 4: Other Members

         Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Fidelity Bancorp Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 through 3 above, subject to the following conditions:

         a. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $75,000 or one-tenth of one percent (.10%) of the total offering of shares of Fidelity Bancorp Conversion Stock in the Merger Conversion, to the extent that Fidelity Bancorp Conversion Stock is available.

         b. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total

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

number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Association's mutual Articles of Incorporation and Bylaws in effect on the date of approval by members of this Plan of Conversion.

         C.       Fidelity Bancorp Stock Offering

         The amount, if any, of Fidelity Bancorp Conversion Stock not subscribed for in Subscription Offering may be offered for sale in an offering to stockholders of Fidelity Bancorp, as of a record date selected by Fidelity Bancorp. This will involve an offering of the amount not subscribed for in the Subscription Offering directly to the stockholders of Fidelity Bancorp at the Purchase Price the stock is sold in the Subscription Offering. Fidelity Bancorp reserves the right to accept or reject in part on in whole any orders received in the Fidelity Bancorp Stock Offering. The Fidelity Bancorp Stock Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by Fidelity Bancorp and First Pennsylvania, and may commence concurrently with, during of promptly after the Subscription Offering. In the event that the dollar amount of Fidelity Bancorp Conversion Stock for which purchase orders are received under this Section exceeds the dollar amount of available shares, the available shares will be allocated first to each stockholder whose order is accepted in an amount equal to 100 shares. Thereafter, unallocated shares will be allocated in an equitable manner as determined by the Board of Directors of Fidelity Bancorp.

         D.       Community Offering and Public Offering

         1. The amount, if any, of Fidelity Bancorp Conversion Stock not subscribed for in the Subscription Offering and the Fidelity Bancorp Stock Offering may be offered for sale in a Community Offering. This will involve an offering of the unsubscribed amount directly to the general public. The Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by Fidelity Bancorp and First Pennsylvania, and shall commence concurrently with, during or promptly after the Subscription Offering. The purchase price per share to the general public in the Community Offering shall be the same as the Public Offering Price. Fidelity Bancorp and First Pennsylvania may use an investment banking firm or firms on a best efforts basis to sell Fidelity Bancorp Conversion Stock in the Subscription Offering, the Fidelity Bancorp Stock Offering and the Community Offering. Fidelity Bancorp and First Pennsylvania may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription Offering and the Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Fidelity Bancorp Conversion Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Fidelity Bancorp Conversion Stock.

         First Pennsylvania and Fidelity Bancorp, in their sole discretion, may reject, in whole or in part, purchase orders received from any Person under this Section. Further, First Pennsylvania and Fidelity Bancorp may limit total purchase orders under this Section so as to assure that at least a specified amount of Fidelity Bancorp Conversion Stock remains available for the Public Offering.

         In the event that the dollar amount of Fidelity Bancorp Conversion Stock for which purchase orders are received under this Section exceeds the dollar amount of available shares, the available shares shall be allocated (to the extent shares remain available) first to cover orders of natural Persons who reside in the Metropolitan Statistical Area of Pittsburgh that includes Allegheny County, Pennsylvania, then to cover the orders of any other Person subscribing for shares in the Community Offering so that each such Person may receive 100 shares; and thereafter, by allocating the remaining shares pro rata among such Persons based on the amount of their respective subscriptions.

         2. Any shares of Fidelity Bancorp Conversion Stock not sold in the Subscription Offering or in the Community Offering, if any, may then be sold to the Underwriter for resale to the general public at the Public Offering Price in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the
Community Offering, if any. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section IV hereof. The Public Offering Price and the underwriting discount shall be determined as provided in this Section hereof and set forth in an underwriting agreement between Fidelity Bancorp, First Pennsylvania and the Underwriter.

         3. If for any reason a Public Offering of unsubscribed shares of Fidelity Bancorp Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of Fidelity Bancorp and First Pennsylvania will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws, and may provide for purchases by Directors and Officers of First Pennsylvania and their Associates and other Persons in excess of the limitations provided in this Section V. If such other purchase arrangements cannot be made, the Plan will terminate.

         E. Additional Limitations Upon Purchases of Shares of Fidelity Bancorp Conversion Stock

         The following additional limitations shall be imposed on all purchases of Fidelity Bancorp Conversion Stock in the Merger Conversion:

         1. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase either (a) an amount of Fidelity Bancorp Conversion Stock so as to own upon consummation of the Merger Conversion more than 10% of the issued and outstanding common stock of Fidelity Bancorp, without having first complied with all legal and regulatory requirements applicable to the acquisition or proposed acquisition of such amount of stock, or (b) more than $75,000 of Fidelity Bancorp Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

         2. Directors and Officers of First Pennsylvania and their Associates may not purchase in all categories in the Merger Conversion an aggregate of more than 35% of Fidelity

Bancorp Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and Directors of First Pennsylvania and their Associates, but held by one or more Tax-Qualified Employee Plans, shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

         3. The minimum dollar amount of Fidelity Bancorp Conversion Stock that may be purchased by any Person in the Merger Conversion is $400, provided sufficient shares are available. Fractional shares will not be sold. As such, any Person purchasing the minimum of $400 will receive a refund for the amount in excess of the cost of a whole number of shares.

         Depending upon market and financial conditions, the Boards of Directors of Fidelity Bancorp and First Pennsylvania, without the approval of the OTS and without further approval of the Members, may increase any of the above purchase limitations.

         For purposes of this Section V, the directors and officers of Fidelity Bancorp, Fidelity Bank and First Pennsylvania shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

         Each Person purchasing Fidelity Bancorp Conversion Stock in the Merger Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

         F.   Restrictions  and  Other   Characteristics   of  Fidelity  Bancorp
              Conversion Stock Being Sold

         1. Transferability. Fidelity Bancorp Conversion Stock purchased by Persons other than Directors and Officers of First Pennsylvania will be transferable without restriction. Shares purchased by Directors or Officers of First Pennsylvania shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities.

         The certificates representing shares of Fidelity Bancorp Conversion Stock issued to Directors and Officers of First Pennsylvania shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of Fidelity Bancorp subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for First Pennsylvania Directors and Officers as may be then applicable to such restricted stock.

         No Director or Officer of First Pennsylvania, or Associate of such a Director or Officer, shall purchase any outstanding shares of capital stock of Fidelity Bancorp for a period of three years following the Merger Conversion without the prior written approval of the OTS, except through a broker or dealer registered with the SEC or in a "negotiated transaction" involving more than one percent of the then-outstanding shares of common stock of Fidelity Bancorp. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction. This restriction does not apply to purchases by any management, director or employee benefit plans.

         2. Voting Rights. Upon completion of the Merger Conversion, holders of deposit accounts will not have voting rights in the Resulting Institution or Fidelity Bancorp. Exclusive voting rights as to the Resulting Institution will be vested in Fidelity Bancorp, as the sole stockholder of the Resulting Institution. Voting rights as to Fidelity Bancorp will be held exclusively by its stockholders.

         G.       Exercise of Subscription Rights; Order Forms

         1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder, Other Members and Fidelity Bancorp stockholders, at their last known address as shown on the records of First Pennsylvania and Fidelity Bancorp. However, First Pennsylvania may, and if the Subscription Offering commences after the Special Meeting First Pennsylvania shall, furnish a subscription prospectus and Order Form only to Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Other Members and Fidelity Bancorp stockholders who have returned to First Pennsylvania by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, First Pennsylvania shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

         2. Each Order Form will be preceded or accompanied by a subscription prospectus describing Fidelity Bancorp and the Resulting Institution and the shares of Fidelity Bancorp Conversion Stock being offered for subscription and containing all other information required by the OTS or the SEC or otherwise necessary to enable Persons to make informed investment decisions regarding the purchase of Fidelity Bancorp Conversion Stock.

         3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

                  (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members of First Pennsylvania;

                  (ii) A specified expiration date by which Order Forms must be returned to and actually received by First Pennsylvania, Fidelity Bancorp or their representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are initially mailed to potential subscribers;

                  (iii) A statement of the minimum and maximum dollar amounts of Fidelity Bancorp Conversion Stock that may be subscribed for under the Plan;

                  (iv) A specifically designated blank space for indicating the dollar amount of shares being subscribed for and a statement of the arrangements for refunding any amount in lieu of fractional shares;

                  (v) A set of detailed instructions as to how to complete the Order Form, including a statement as to the available alternative methods of payment for the shares being subscribed for;

                  (vi) Specifically designated blank spaces for dating and signing the Order Form;

                  (vii) An acknowledgment that the subscriber has received the subscription prospectus;

                  (viii) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by Fidelity Bancorp and First Pennsylvania, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to Fidelity Bancorp, First Pennsylvania or their representative by the expiration date, together with required payment of the Aggregate Subscription Amount for all Fidelity Bancorp Conversion Stock subscribed for;

                  (ix) A statement that the Subscription Rights are non-transferable and that all shares of Fidelity Bancorp Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

                  (x) A statement that, after receipt by Fidelity Bancorp, First Pennsylvania or their representative, a subscription may not be modified, withdrawn or cancelled without the consent of Fidelity Bancorp or First Pennsylvania.

         H.       Method of Payment

         Payment for all shares of Fidelity Bancorp Conversion Stock subscribed for must be received in full by Fidelity Bancorp or First Pennsylvania, together with properly executed and completed Order Forms. Payment may be made in cash (if presented in Person), by check or money order, or, if the subscriber has a Deposit Account in First Pennsylvania (including a certificate of deposit), the subscriber may authorize First Pennsylvania to charge the subscriber's account.

         If a subscriber authorizes First Pennsylvania to charge his account, the funds will continue to earn interest, but may not be used by the subscriber until all Fidelity Bancorp Conversion Stock has been sold or the Plan of Merger Conversion is terminated, whichever is earlier. First Pennsylvania will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Fidelity Bancorp Conversion Stock under the Plan of Merger Conversion. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Merger Conversion. Payments made in cash, by check or money order will be placed by First Pennsylvania in an escrow or other account established specifically for this purpose.

         In the event of an unfilled amount of any subscription order, Fidelity Bancorp or First Pennsylvania will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization. If for any reason the Merger Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be cancelled in the case of subscription payments authorized from accounts at First Pennsylvania.

         If any Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Fidelity Bancorp Conversion Stock subscribed for upon consummation of the Merger Conversion. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the appraisal range included in the subscription prospectus, the Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the appraisal range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

         I.     Undelivered, Defective or Late Order Forms; Insufficient Payment

         The Boards of Directors of Fidelity Bancorp and First Pennsylvania shall have the absolute right, in their sole discretion, to reject any Order Form submitted in either the Subscription Offering, the Fidelity Bancorp Stock Offering or the Community Offering, including but not limited to, any Order Forms that (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by Fidelity Bancorp, First Pennsylvania or their representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Fidelity Bancorp Conversion Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of Fidelity Bancorp or First Pennsylvania believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights, if any, of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. First Pennsylvania and Fidelity Bancorp may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as First Pennsylvania and Fidelity Bancorp may specify. The interpretation by Fidelity Bancorp and First Pennsylvania of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS.

         J.       Members in Non-Qualified States or in Foreign Countries

         Fidelity Bancorp will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Fidelity Bancorp Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Fidelity Bancorp Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (1) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (2) the issuance of subscription rights or the offer or sale of shares of Fidelity Bancorp Conversion Stock to such Persons would require Fidelity
Bancorp, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (3) such registration or qualification would be impracticable for reasons of cost or otherwise.

VI. ARTICLES OF INCORPORATION AND BYLAWS OF RESULTING INSTITUTION

         As part of the Merger Conversion, the Articles of Incorporation and Bylaws of Fidelity Bank will become the Articles of Incorporation and Bylaws of the Resulting Institution.

VII. CONTRIBUTIONS TO EMPLOYEE PLANS

         The Resulting Institution and Fidelity Bancorp may in their discretion make scheduled contributions to any Employee Plans, provided that such contributions do not cause the Resulting Institution to fail to meet its regulatory capital requirements.

VIII. STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO THE MERGER CONVERSION

         Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Resulting Institution, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts in First Pennsylvania prior to the Merger Conversion. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in First Pennsylvania at the time of the

Merger Conversion. All loans shall retain the same status after the Merger Conversion as these loans had prior to the Merger Conversion (except as to voting rights, if any).


IX.      LIQUIDATION ACCOUNT

         For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Resulting Institution a priority in the event of a complete liquidation of the Resulting Institution, the Resulting Institution will, at the time of the Merger Conversion, establish a liquidation account in an amount equal to the net worth of First Pennsylvania as shown on its latest statement of financial condition contained in the final prospectus used in connection with the Merger Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Resulting Institution; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

         The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits in First Pennsylvania of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

         If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

         In the event of a complete liquidation of the Resulting Institution (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

X.       AMENDMENT OR TERMINATION OF PLAN

         If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members of First Pennsylvania by a two-thirds vote of the Boards of Directors of First Pennsylvania and Fidelity Bank. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Board of Directors of First Pennsylvania and Fidelity Bank only with the concurrence of the OTS and the Department. Any amendments to the Plan made after approval by the Members with the concurrence of the OTS and the Department shall not necessitate further approval by the Members unless otherwise required.

         The Plan may be terminated by a two-thirds vote of the Boards of Directors of First Pennsylvania and Fidelity Bank at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OTS and the Department. In their discretion, the Boards of Directors of First Pennsylvania and Fidelity Bank may modify or terminate the Plan upon the order or with the approval of the OTS and/or the Department, and without further approval by Members.

         The Plan shall terminate if the Plan is not approved by Members or the sale of all shares of Fidelity Bancorp Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Boards of Directors of First Pennsylvania and Fidelity Bank is required in order for First Pennsylvania and Fidelity Bank to terminate the Plan prior to the end of such 24-month period.

         Unless Articles of Conversion have been filed with the Pennsylvania Department of State by the close of business on the 120th calendar day after the date on which the Subscription Offering has expired, the Plan shall be automatically terminated without any action by the Boards of Directors of First Pennsylvania or Fidelity Bank and the Merger Conversion shall not be effected. The 120-day period may be extended with the prior approval of the Department.

XI.      EXPENSES OF THE MERGER CONVERSION

         First Pennsylvania and Fidelity Bank shall use their best efforts to assure that expenses incurred by them in connection with the Merger Conversion shall be reasonable.

XII.     TAX RULING OR OPINION

         Consummation of the Merger Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the Pennsylvania taxation authorities or an opinion of tax counsel or accountants with respect to Pennsylvania taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to Fidelity Bancorp, Fidelity Bank or First Pennsylvania.

XIII.    EXTENSION OF CREDIT FOR PURCHASE OF STOCK

         Neither First Pennsylvania nor Fidelity Bank shall knowingly loan funds or otherwise extend credit to any Person to purchase any shares of Fidelity Bancorp Conversion Stock in the Merger Conversion.